Exhibit 1.01

AtriCure, Inc.
Conflict Minerals Report
For the Year Ended December 31, 2025

This report for the year ended December 31, 2025 (the Reporting Period) is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934 (the Rule). The Rule was adopted by the Securities and Exchange Commission (SEC) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (Dodd-Frank Act). The Rule imposes certain reporting obligations on SEC registrants whose manufactured products contain conflict minerals which are necessary to the functionality or production of their products. Conflict minerals are defined as cassiterite, columbite-tantalite, gold, wolframite and their derivatives, which are limited to tin, tantalum, tungsten and gold (collectively, 3TG) for the purposes of this assessment. Additionally, this report is presented to comply with the Public Statement on the Effect of the Recent Court of Appeals Decision on the Conflict Minerals Rule issued by the Director of the Division of Corporation Finance of the Securities and Exchange Commission on April 24, 2014 and the Updated Statement on the Effect of the Court of Appeals Decision on the Conflict Minerals Rule issued on April 7, 2017, which states that companies must continue to comply with the requirements of Items 1.01(a) and (b) of Form SD, which require a description of the company’s reasonable country of origin inquiry. However, companies will not face enforcement actions if they fail to conduct due diligence on the source and chain of custody of conflict minerals required by Item 1.01(c) of Form SD (collectively, the SEC Statements). These requirements apply to all registrants, regardless of the geographic origin of the conflict minerals and whether or not they fund armed conflict.
If a registrant can establish that the conflict minerals originated from sources other than the Democratic Republic of the Congo (DRC) or an adjoining country (the Covered Countries), or from recycled and scrap sources, it must submit a Form SD which describes the Reasonable Country of Origin Inquiry (RCOI) completed.
If a registrant has reason to believe that any of the conflict minerals in its supply chain may have originated in the Covered Countries, or if it is unable to determine the country of origin of those conflict minerals, then the registrant must exercise due diligence on the conflict minerals’ source and chain of custody. The registrant must annually submit a Conflict Minerals Report (CMR) to the SEC that includes a description of those due diligence measures.
Forward-Looking Statements
Forward-looking statements contained in this CMR are made based on known events and circumstances at the time of release, and, as such, are subject in the future to unforeseen uncertainties and risks. Statements in this CMR which express a belief, expectation or intention, as well as those that are not historical fact, are forward-looking statements, including statements related to AtriCure, Inc.'s (the Company, AtriCure, we or our) compliance efforts and expected actions identified in this CMR. These forward-looking statements are subject to various risks, uncertainties and assumptions, including, among other matters, the Company's customers' requirements to use certain suppliers, the Company's suppliers' responsiveness and cooperation with the Company's due diligence efforts, the Company's ability to implement improvements in its conflict minerals program and the Company's ability to identify and mitigate related risks in its supply chain. If one or more of these or other risks materialize, actual results may vary materially from those expressed. For a more complete discussion of these and other risk factors, see the Company's other filings with the SEC, including its Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company makes these statements as of the date of this disclosure and undertakes no obligation to publicly revise or update any forward-looking statements to reflect new information or future events or otherwise unless required by law.
1.Company Overview
AtriCure is a leading innovator in surgical treatments and therapies for atrial fibrillation, left atrial appendage management and post-operative pain management. The Company sells cardiac ablation, left atrial appendage management products and pain management solutions to medical centers globally through its direct sales force and distributors. 3TG can be found in certain AtriCure devices. Therefore, certain products that AtriCure manufactures and distributes are subject to the reporting obligations of the Rule.

2.Products and Facilities Overview
AtriCure’s product lines are classified as follows:
Radio Frequency (RF) Ablation Devices. Our Isolator® Synergy™ Ablation System and related RF devices, such as our EnCompass® clamp, represent our primary RF product lines. The devices are single-use disposable RF products that come in multiple configurations and are powered by an RF generator. Physicians use these devices to ablate cardiac tissue for the treatment of cardiac arrhythmias in both open and minimally invasive procedures.
cryoICE Cryoablation System. The cryoICE® cryoablation system consists of the cryoICE BOX generator along with a single-use disposable probe. The cryoICE cryoablation system is primarily used in open ablation procedures.
cryoSPHERE probe. Our cryoSPHERE® probes are used in Cryo Nerve Block therapy by applying cryothermic energy to targeted intercostal peripheral nerves in the ribcage in order to provide temporary pain relief.
cryoXT probe. Our cryoICE cryoXT™ probes are used in Cryo Nerve Block therapy designed specifically to alleviate pain in amputation patients. The device temporarily blocks pain by freezing target peripheral nerves, blocking the conduction pathway at the site of amputation.
EPi-Sense® Systems. The EPi-Sense Guided Coagulation System and EPi-Sense ST® Guided Coagulation System utilize monopolar RF energy for the coagulation of tissue. The EPi-Sense devices are single-use disposable ablation devices capable of intraoperative cardiac signal sensing and recording when connected to an external recording device. EPi-Sense Systems are designed for treatment of patients with systemic, drug refractory, long-standing persistent atrial fibrillation, when augmented with an endocardial ablation catheter.
AtriClip® System. Our AtriClip LAA Exclusion System is designed to exclude the left atrial appendage by mechanically clamping the appendage from the outside of the heart, eliminating blood flow between the left atrial appendage and the atrium while avoiding contact with circulating blood. There are various combinations of an implantable device (AtriClip) coupled to a single-use disposable applier.
We manufacture a substantial majority of the disposable and implantable products we sell and generally purchase items that would be deemed capital equipment (generators). Throughout 2025, we inspected, assembled, tested and packaged our products in our facilities in Mason, Ohio. Our products are sterilized by third-party sterilizers at their facilities.
3.Conflict Minerals Program
The Company designed its conflict minerals program to conform, in all material respects, to the five-step framework of the third edition of The Organization for Economic Co-operation and Development (OECD) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas, specifically as they relate to our position in the minerals supply chain as a "downstream" company:
Step 1: Establish strong company management systems
Step 2: Identify and assess risks in the supply chain
Step 3: Design and implement a strategy to respond to identified risks
Step 4: Carry out independent third-party audit of smelter/refiner due diligence practices
Step 5: Report annually on supply chain due diligence
The Company relied upon multi-stakeholder initiatives that provide verification processes for conflict-free minerals from smelters or refiners who may provide those minerals to companies in our supply chain. The Company, as a purchaser of component parts or finished products, is many steps removed from the mining of conflict minerals. The Company does not purchase raw ore or unrefined conflict minerals and conducts no purchasing activities directly in the Covered Countries.
The statements below are based on the activities performed to date and in good faith by AtriCure and are based on the information available at the time of this filing. Factors that could affect the accuracy of these statements include, but are not limited to, the complexity of the supply chain, incomplete supplier data or available smelter data, errors or omissions by suppliers or smelters, the ability of suppliers to identify smelters, evolving definition and confirmation of smelters, incomplete information from industry or other third-party sources, continuing guidance regarding the SEC final rules and other factors.

4.Due Diligence Process
The following describes the measures taken to reasonably determine the country of origin and to exercise due diligence in the mineral supply chain in conformance with the OECD Due Diligence Guidance.
Step 1: Establish strong company management systems
a.Conflict minerals team – AtriCure established a conflict minerals team that includes individuals from the appropriate departments. The team was structured to ensure critical information reached relevant employees and suppliers.
b.Supplier engagement – AtriCure provided informational materials to our queried suppliers related to the conflict minerals disclosure requirements and conflict minerals compliance.
c.Company level grievance mechanism – AtriCure has established a grievance mechanism as a risk-awareness system for issues, including conflict minerals issues. Stakeholders can communicate directly and confidentially with our Chief Legal & Compliance Officer or by submitting a report online or over the phone to the Company's Ethics hotline.
d.Records management – AtriCure will maintain records relating to our conflict minerals program in accordance with the recommended five-year record retention guidelines.
Step 2: Identify and assess risks in the supply chain
a.Identify products in scope – The conflict minerals team conducted a detailed review of the products manufactured or contracted to be manufactured during the Reporting Period to identify products that should be deemed in-scope.
b.Conduct Reasonable Country of Origin Inquiry (RCOI) – AtriCure utilized the industry-developed Conflict Minerals Reporting Template (CMRT) to query suppliers for conflict minerals information. The Company requested this information from tier 1 suppliers who provide material and components for the products deemed in-scope by the conflict minerals team. The responses submitted by our suppliers were evaluated to determine the Company’s reporting obligation based on this RCOI.
c.Completed additional follow-up – AtriCure contacted direct suppliers to ensure they responded to the request for conflict minerals information by the requested date. AtriCure also worked to clarify and validate the information provided by certain suppliers, such as distributors.
d.Identify smelters/processors – AtriCure compiled a list of smelters/processors in our supply chain using supplier responses in their CMRTs. The Company reconciled this list to the list of smelter facilities designated by the Conflict-Free Sourcing Initiative's (CFSI) Conflict-Free Smelter Program.
Step 3: Design and implement a strategy to respond to identified risks
As part of the risk mitigation process, the Company reconciled the list of smelters collected from suppliers to the list of smelter facilities designated as "conflict free" by the CFSI's Conflict-Free Smelter Program. AtriCure continues to develop the process used to identify suppliers that potentially provide materials and components that contain Conflict Minerals and conduct a good-faith RCOI of its supply chain, including a risk-based evaluation of our suppliers’ responses.
Step 4: Carry out independent third-party audit of smelter/refiner due diligence practices
AtriCure is relying on the CFSI's published lists to verify the conflict-free status of smelters/processors that source from Covered Countries. The Company has not been subject to an independent private sector audit in accordance with the SEC Statements.
Step 5: Report annually on supply chain due diligence
AtriCure has determined that a portion of the conflict minerals used to manufacture our products may have originated from the Covered Countries. Accordingly, this Conflict Minerals Report has been filed with the SEC and is available on our website at ir.atricure.com.

5.Determination
Based on the due diligence measures described above, including the RCOI process, the Company does not have sufficient information to conclusively determine the countries of origin of all the 3TG necessary to the Company’s product functionality or production or whether the 3TG used in its products were from recycled or scrap sources or whether or not any conflict minerals may have, in fact, directly or indirectly financed or benefited any armed groups in a Covered Country.
The Company requested this information from 35 tier 1 suppliers who provide material and components for the products deemed in-scope by the conflict minerals team. We received responses from all 35 suppliers, of which seven suppliers confirmed no conflict minerals were used in their production. Additionally, two suppliers confirmed use of 3TG materials but did not provide a listing of smelters as the supplier responses noted they performed their own survey process that indicated commitment of their suppliers' adherence to conflict mineral sourcing restrictions. Some suppliers may have reported to us smelters and refiners that were not in our supply chain due to over-inclusiveness in the information received from their suppliers or for other reasons.
The table below provides information on the smelters identified by our suppliers as being part of our 2025 supply chain provided through submission of CMRTs by 3TG. A smelter is a "Known Smelter" if it is listed on the Smelter Look-up tab list of the CMRT. The smelters of tantalum and tin sourcing from Covered Countries have been identified as conformant. Conformant means that the smelter was listed as Responsible Minerals Assurance Process (RMAP) Conformant by Responsible Minerals Initiative and successfully completed an assessment against the applicable RMAP standard or an equivalent cross-recognized assessment as of May 22, 2026.

Metal	Total Smelters	% Known Smelters	Total Smelters Sourcing from Covered Countries
Gold	228	100%	2
Tantalum	43	100%	1
Tin	153	99%	3
Tungsten	68	100%	0
Total	492	100%	6
Based on the information provided by our suppliers, the Company believes that the facilities that may have been used to process the 3TG in our products included smelters and refiners in various countries throughout the world, including but not limited to the following 56 countries:

ANDORRA	GERMANY	MYANMAR	SPAIN
AUSTRALIA	GHANA	NETHERLANDS	SUDAN
AUSTRIA	INDIA	NEW ZEALAND	SWEDEN
BELGIUM	INDONESIA	NORTH MACEDONIA, REPUBLIC OF	SWITZERLAND
BOLIVIA	ITALY	NORWAY	TAIWAN
BRAZIL	JAPAN	PERU	TANZANIA, UNITED REPUBLIC OF
CANADA	KAZAKHSTAN	PHILIPPINES	THAILAND
CHILE	KOREA, REPUBLIC OF	POLAND	TURKEY
CHINA	KYRGYZSTAN	PORTUGAL	UGANDA
COLOMBIA	LAO PEOPLE'S DEMOCRATIC REPUBLIC	RUSSIAN FEDERATION	UNITED ARAB EMIRATES
CZECHIA	LITHUANIA	RWANDA	UNITED STATES
DEMOCRATIC REPUBLIC OF THE CONGO	MALAYSIA	SAUDI ARABIA	UZBEKISTAN
ESTONIA	MAURITANIA	SINGAPORE	VIETNAM
FRANCE	MEXICO	SOUTH AFRICA	ZIMBABWE

6.Future Due Diligence
We will continue to communicate our expectations and information reporting requirements to our direct suppliers. Over time, we anticipate that the amount of information available globally on the traceability and sourcing of these ores will increase and improve our knowledge. We will continue to make inquiries to our direct suppliers and undertake additional risk assessments when potentially relevant changes in facts or circumstances are identified. We expect our suppliers to take similar measures with their suppliers to ensure alignment throughout the supply chain.